EXHIBIT 10.3B

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT TO THE AMENDED AND RESTATED COLLABORATIVE

RESEARCH AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED COLLABORATIVE RESEARCH AGREEMENT, together with exhibits and schedules attached hereto, (the “Amendment”) is entered into and effective as of March 4, 2009 (the “Amendment Date”) by and between Equilon Enterprises LLC dba Shell Oil Products US, a Delaware limited liability company, having a place of business at 910 Louisiana Street, Houston, Texas 77002, (“Shell”) and Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063 (“Codexis”). Shell and Codexis may each be referred to herein individually as a “Party” or, collectively, as the “Parties.”

WHEREAS, Shell and Codexis entered into (a) a certain Amended and Restated Collaborative Research Agreement, effective as of November 1, 2006, (the “Research Agreement”) pursuant to which the Parties have collaborated to develop certain new biocatalytic processes for use in the conversion of biomass to fuels and/or fuel additives and/or lubricants, and (b) a certain Amended and Restated License Agreement, effective as of November 1, 2006 (the “License Agreement”); and

WHEREAS, the Parties desire to amend certain of the terms of the Research Agreement to revise the scope of, and to increase the resources devoted to, the collaboration between the Parties, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties hereby agree as follows:

1.	ARTICLE 1, DEFINITIONS, shall be amended as follows:

(a)	Section 1.12 is hereby deleted and replaced in its entirety by the following:

1.12 “FTE” means the efforts of one or more employees of Codexis (hereinafter a “Codexis FTE”) or Codexis Laboratories Hungary Kft, an Affiliate of Codexis, (“CLH”) (hereinafter a “CLH FTE”) equivalent to the efforts of one full time employee (i.e., an employee that works at least one thousand seven hundred sixty (1760) hours per year).

(b)	Section 1.24 is hereby deleted and replaced in its entirety by the following:

1.24 “Shell Technology” means (a) any Technology that is or was (i) developed by employees of or consultants to Shell or an Affiliate of Shell, alone or jointly with Third Parties, prior to or during the Term outside the scope of activities described in any Research Plan; or (ii) acquired during the Term by purchase, license, assignment or other means from Third Parties by Shell or an Affiliate of Shell, in each of case (b)(i) or (b)(ii), introduced by Shell into the activities to be conducted under any Research Plan; and (b) any Fuel Innovation.

(c)	Section 1.31 is hereby deleted and replaced in its entirety by the following:

1.31 “Year Four Goal(s)” shall have the meaning set forth in Section 2.8(d).

(d)	Section 1.33 is hereby deleted and replaced in its entirety by the following:

1.33 “Year Six Goal(s)” shall have the meaning set forth in Section 2.8(f).

(e)	ARTICLE 1, DEFINITIONS, is hereby amended to include the following:

“FTE Month” means the efforts of one (1) FTE for one (1) calendar month.

“Fuel Innovation” means any technology and/or materials relating specifically to (a) a novel compound suitable for use as a liquid fuel, or as a fuel additive to a liquid fuel, or a Lubricant, and/or (b) the use of any compound as a liquid fuel, including without limitation any liquid fuel blend, or as a fuel additive to a liquid fuel, or a Lubricant, that, in (a) and/or (b), is or was developed under the Program by employees of or consultants to Codexis or an Affiliate of Codexis, alone or jointly with employees of or consultants to Shell or an Affiliate of Shell, during the Term, where (i) “liquid” means a substance that is a liquid at a temperature of twenty-five (25) degrees Celsius under atmospheric pressure, and (ii) “fuel additive” means a substance which is added to fuel to modify the characteristics of such fuel, including, for example, biodegradability, combustibility, viscosity, performance and/or emissions profile. For purposes of clarification, Fuel Innovation shall exclude any and all materials, technology, technical information, know-how, expertise and trade secrets relating to the biological manufacture of any compound that is, or the use of which is, Fuel Innovation.

“Series F Stock Purchase Agreement” shall have the meaning set forth in Section 3.5(d).

“Year Three Goal(s)” shall have the meaning set forth in Section 2.8(c).

“Year Five Goal(s)” shall have the meaning set forth in Section 2.8(e).

2.	ARTICLE 2, PROGRAM ACTIVITIES, shall be amended as follows:

(a)	Section 2.2(a)(vi) is hereby deleted and replaced in its entirety by the following:

(vi) review the Year Six Goal(s) proposed by the Parties pursuant to Section 2.8(f), and to make recommendations to the Oversight Committee with respect to such proposed Year Six Goal(s) on or before May 1, 2011;

(b)	Section 2.2(a) is hereby amended to include the following:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(xi) review the Year Three Goal(s) proposed by the Parties pursuant to Section 2.8(c), and to make recommendations to the Oversight Committee with respect to such proposed Year Three Goal(s) on or before March 1, 2009.

(xii) review the Year Four Goal(s) proposed by the Parties pursuant to Section 2.8(d), and to make recommendations to the Oversight Committee with respect to such proposed Year Four Goal(s) on or before July 1, 2009.

(xiii) review the Year Five Goal(s) proposed by the Parties pursuant to Section 2.8(e), and to make recommendations to the Oversight Committee with respect to such proposed Year Five Goal(s) on or before May 1, 2010.

(c)	Section 2.2(f)(i) is hereby deleted and replaced in its entirety by the following:

(i) Decision Making Process of the Research Committee. All decisions of the Research Committee shall be made by unanimous vote or written consent, as indicated by both co-chairpersons of the Research Committee signing the final written minutes thereof. Codexis representatives collectively shall have one (1) vote and Shell representatives collectively shall have one (1) vote; provided, however, that in the case of a deadlock where unanimity has not been reached, the final decision with respect to matters concerning technical aspects within the scope of an approved Research Plan shall be made by Codexis; provided further, that the scope and goal(s) of such Research Plan, including (A) the annual Milestone(s) for such Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) and the Year Six Goal(s), and (B) whether such Milestone(s), Year Three Goal(s), Year Four Goal(s), Year Five Goal(s) and Year Six Goal(s) have been achieved, shall never be considered “technical aspects.” If a disagreement among members of the Research Committee with respect to matters other than “technical aspects” remains unresolved for more than thirty (30) business days after the Research Committee first addresses such matter (or such longer period as the Parties may mutually agree upon), such disagreement shall be submitted to the Oversight Committee for resolution. Notwithstanding anything to the contrary, the Research Committee shall have no authority to alter, modify or amend any of the rights and obligations of the Parties set forth under this Amended and Restated Research Agreement.

(d)	Sections 2.3(a)(iii) and 2.3(a)(iv) are hereby deleted and replaced in their entirety by the following:

(iii) review and approve recommendations from the Research Committee with respect to the Milestones for the activities to be carried out for each Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) and the Year Six Goal(s), and to approve such Milestones;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(iv) determine whether Milestones for the activities to be carried out under each Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) and the Year Six Goal(s) have been achieved;

(e)	Section 2.3(f)(i) is hereby deleted and replaced in its entirety by the following:

(i) Decision Making Process of the Oversight Committee. All decisions of the Oversight Committee shall be made by unanimous vote or written consent, as indicated by the co-chairpersons of the Oversight Committee signing the written minutes thereof, with Codexis representatives collectively having one (1) vote and Shell representatives collectively having one (1) vote; provided, however, that in the case of a deadlock where unanimity has not been reached, the final decisions shall be made by Shell except with respect to (A) the approval or modification of the annual Milestone(s) for each Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), (B) the approval or amendment of any Research Plan, (C) the determination as to whether Milestones for the activities to be carried out under each Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s) have been achieved, (D) the acquisition of Third Party rights pursuant to Section 7.1, (E) the determination to have any party that is a Third Party as of the Execution Date participate in the activities to be conducted under the Program, (F) the introduction of Third Party Information into the Program, or (G) any decision that has a reasonable likelihood of having a material adverse impact on Codexis’ business as conducted at the time of such decision or as contemplated to be conducted at the time of such decision. Notwithstanding anything to the contrary, except with respect to the approval of the Research Plans, the annual milestones for the activities carried out under each Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) and the Year Six Goal(s), and any amendments to any of the foregoing, the Oversight Committee shall have no authority to alter, modify or amend any of the rights and obligations of the Parties set forth under this Amended and Restated Research Agreement. If the Oversight Committee is unable to resolve any dispute, controversy, or claim with respect to items (A) – (G) above in this Section 2.3(f)(i) within thirty (30) days after it first addresses such matter (or such longer period as the Parties may mutually agree upon), then the dispute shall be referred to Executives of each Party. For purposes of clarification, all matters related to “technical aspects” of an approved Research Plan shall be resolved in accordance with Section 2.2(f)(i).

(f)	Section 2.6(b)(iii) is hereby deleted and replaced in its entirety by the following:

(iii) Subject to Section 2.6(c), after the first anniversary of the Effective Date, during the Term, Codexis shall assign, on or before the dates set forth in the table in this Section 2.6(b)(iii), below, no less than the corresponding number of FTEs set forth in the table in this Section 2.6(b)(iii), below, to perform Codexis’ obligations under the Program, and to complete the tasks assigned to Codexis in the Research Plans.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Total Number of FTEs	Date
24	November 1, 2007
48	April 1, 2008
78	August 1, 2008
88	September 1. 2008
98	October 1, 2008
111	January 1, 2009
125	February 1, 2009
128	March 1, 2009

The Parties agree that as of April 1, 2009, the allocation of FTEs between Codexis FTEs and CLH FTEs shall be approximately one hundred (100) Codexis FTEs and twenty-eight (28) CLH FTEs; provided, however, that Codexis shall have the right to make adjustments to such allocation as reasonably required to achieve the Milestones for the activities to be carried out under each Research Plan, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) and/or the Year Six Goal(s), as applicable; provided, further, that Codexis, at each meeting of the Oversight Committee, shall inform the Oversight Committee of the then-current allocation of FTEs between Codexis FTEs and CLH FTEs and provide information to support such allocation, and in the event that any concern regarding such allocation is raised by the Oversight Committee, Codexis will re-allocate FTEs between Codexis FTEs and CLH FTEs in accordance with the recommendation of the Oversight Committee as soon as practicable.

(g)	Section 2.6(b)(iv) is hereby deleted and replaced in its entirety by the following:

(iv) Prior to May 1, 2010, Codexis, upon the written request of Shell, shall increase the number of FTEs to perform Codexis’ obligations under the Program by up to twenty-two (22) to a total number of FTEs of up to one hundred fifty (150). In the event that Shell delivers such a written request to Codexis, the Parties will agree upon the timing and rate of such FTE increase as well as the allocation of such additional FTEs between Codexis FTEs and CLH FTEs. On or after May 1, 2010, Shell, by written notice, may request that Codexis increase the number of FTEs to perform Codexis’ obligations under the Program by up to twenty-two (22) to a total number of FTEs of up to one hundred fifty (150), and Codexis and Shell, in good faith, will discuss the benefits of implementing an increase in the number of such FTEs, but Codexis will have no obligation to agree to implement any increase in the number of such FTEs. In

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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the event that Shell and Codexis agree that an increase in the number of FTEs should be implemented, the Parties, prior to the implementation of such FTE increase, will discuss and agree on the timing and rate of such FTE increase as well as the allocation of such additional FTEs between Codexis FTEs and CLH FTEs.

(h)	Section 2.6(b) is hereby amended to include the following:

(v) Notwithstanding anything to the contrary, in the event that Shell, in accordance with Section 2.6(c), exercises its right to reduce the total number of FTEs assigned by Codexis to perform Codexis’ obligations under the Program, Codexis shall have the right to determine the allocation of Codexis FTEs and CLH FTEs comprising such reduction; provided, however, that Codexis shall consult with the Oversight Committee prior to making such determination.

(i)	Section 2.6(c) is hereby deleted and replaced in its entirety by the following:

(c) Reduction in FTEs.

(i) During the period beginning on May 1, 2009 and ending on May 1, 2010, Shell shall have the right to reduce the total number of FTEs assigned by Codexis to perform Codexis’ obligations under the Program by up to twelve (12) FTEs upon sixty (60) days advance notice.

(ii) After the fourth (4th) anniversary of the Effective Date, Shell shall have the right to reduce the total number of FTEs assigned by Codexis to perform Codexis’ obligations under the Program upon advance notice; provided, however, that the number of FTEs that may be reduced will not be greater than as set forth in, and implemented after written notice thereof in accordance with, the table in this Section 2.6(c)(ii), below; provided, further, however, that no reductions may be noticed during the applicable standstill period set forth in this Section 2.6(c)(ii), below, immediately after a FTE reduction already noticed (each such period during which no subsequent notice may be given, a “Standstill Period”).

Number of FTEs that May Be Reduced	Standstill Period	Advance Notice Required
≤ 12	90 days	30 days

13 ≤ 48	180 days	90 days

49 ≤ 78	360 days	180 days

79 ≤ 98	360 days	270 days

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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By way of example, if Shell elects to reduce the number of FTEs by twelve (12) FTEs or less, no additional reductions may be made by Shell during the ninety (90) day Standstill Period beginning on the date of advance written notice of such reduction election. Similarly, if Shell elects to reduce the number of FTEs by more than twelve (12) FTEs but less than or equal to forty-eight (48) FTEs, no additional reductions may be made by Shell during the one hundred eighty (180) day Standstill Period beginning on the date of advance written notice of such reduction election.

(j)	Section 2.8 is hereby deleted and replaced in its entirety by the following:

2.8 Milestones.

(a) Year One Final Milestone. Shell acknowledges that, as of the Execution Date, Codexis has achieved the Year One Final Milestone.

(b) Annual Milestones. Prior to beginning work, Codexis shall provide a proposal to Shell for annual milestones for each work stream. The Parties shall submit such proposed milestones to the Research Committee for consideration and recommendation to the Oversight Committee for approval.

(c) Year Three Goal(s). Unless otherwise agreed by the Parties in writing, prior to February 14, 2009, Codexis shall provide a proposal to Shell for Program progress goal(s) to be achieved as of the third (3rd) anniversary of the Effective Date (the “Year Three Goal(s)”). The Parties shall submit such proposed Year Three Goal(s) to the Research Committee for consideration and recommendation to the Oversight Committee for approval. For purposes of clarification, it is the intent of the Parties that the Year Three Goal(s) will be more technically challenging to achieve than the annual Milestones established in accordance with Section 2.8(b).

(d) Year Four Goal(s). Unless otherwise agreed by the Parties in writing, prior to May 1, 2009, Codexis shall provide a proposal to Shell for Program progress goal(s) to be achieved as of the fourth (4th) anniversary of the Effective Date (the “Year Four Goal(s)”). The Parties shall submit such proposed Year Four Goal(s) to the Research Committee for consideration and recommendation to the Oversight Committee for approval. For purposes of clarification, it is the intent of the Parties that the Year Four Goal(s) will be more technically challenging to achieve than the annual Milestones established in accordance with Section 2.8(b).

(e) Year Five Goal(s). Unless otherwise agreed by the Parties in writing, prior to March 1, 2010, Codexis shall provide a proposal to Shell for Program progress goal(s) to be achieved as of the fifth (5th) anniversary of the Effective Date (the “Year Five Goal(s)”). The Parties shall submit such proposed Year Five Goal(s) to the Research Committee for consideration and recommendation to the Oversight Committee for approval. For purposes of clarification, it is the intent of the Parties that the Year Five

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Goal(s) will be more technically challenging to achieve than the annual Milestones established in accordance with Section 2.8(b).

(f) Year Six Goal(s). Unless otherwise agreed by the Parties in writing, prior to March 1, 2011, Codexis shall provide a proposal to Shell for Program progress goal(s) to be achieved as of the sixth (6th) anniversary of the Effective Date (the “Year Six Goal(s)”). The Parties shall submit such proposed Year Six Goal(s) to the Research Committee for consideration and recommendation to the Oversight Committee for approval. For purposes of clarification, it is the intent of the Parties that the Year Six Goal(s) will be more technically challenging to achieve than the annual Milestones established in accordance with Section 2.8(b).

(e) Milestone Verification.

(i) In the event that Codexis reasonably believes that it has achieved a particular annual Milestone, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), Codexis shall deliver written notice thereof to Shell (each such notice, a “Milestone Notice”). Within ten (10) business days after delivery of a particular Milestone Notice, Codexis shall provide to Shell sufficient quantities of any relevant Biocatalyst to permit Shell to verify that the annual Milestone, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), as the case may be, in such Milestone Notice has been achieved.

(ii) In the event that Shell cannot verify Codexis’ assertion that Codexis has achieved the annual Milestone, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), as the case may be, identified in a particular Milestone Notice, Shell shall provide written notice thereof to Codexis (each such notice, a “Nonreplication Notice”). The annual Milestone, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), as the case may be, identified in each Milestone Notice shall be deemed to have been achieved unless Shell provides a Nonreplication Notice within ninety (90) days after Shell’s receipt of such Milestone Notice; provided that, upon written notice provided prior to the expiration of such ninety (90) day period, Shell may seek an extension of such ninety (90) day period of up to forty-five (45) days to provide such Nonreplication Notice, not to be unreasonably withheld by Codexis. Upon Codexis’ receipt of a Nonreplication Notice, the Parties will determine a mutually agreeable time to perform the applicable tests necessary to replicate the identified annual asserted Milestone, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), as the case may be, that is the subject of such Nonreplication Notice, such tests to be performed, at Shell’s sole option and expense (A) by Shell at a Shell facility, with Codexis observing; (B) by Codexis at a Codexis facility, with Shell observing; or (C) by a mutually agreeable Third Party at such Third Party’s facilities, with both Codexis and Shell observing. The outcome of such test shall be determinative of whether the annual Milestone, the Year Three Goal(s), the Year Four Goal(s), the Year Five Goal(s) or the Year Six Goal(s), as

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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the case may be, has been achieved. In the event that Shell elects to have such test performed by a mutually agreeable Third Party, Codexis shall first execute a sponsored research agreement with such Third Party substantially in the form attached hereto as Exhibit 2.8(e)(ii).

(k)	ARTICLE 2, PROGRAM ACTIVITIES, is hereby amended to include the following:

2.9 Fuel Innovation. For each invention within the Fuel Innovation, Shell, for a period beginning on the date of filing of the first non-provisional patent application claiming such invention (the date of each such filing, the “Filing Date”) and continuing until the three (3) year anniversary of the Filing Date (for each such invention, the “Exclusivity Period”), shall work exclusively with Codexis to identify biological methods of synthesis of the compound(s) that are claimed, or whose use as a liquid fuel, including without limitation any liquid fuel blend, or as a fuel additive to a liquid fuel, or a Lubricant, is claimed in such patent filing using biological materials, technology, technical information, know-how, expertise and trade secrets. For purposes of clarification, the term “exclusively,” as used in the previous sentence with respect to Shell, shall permit Shell to conduct activities internally within Shell and with any party that is an Affiliate of Shell as of the Amendment Date (other than Iogen Energy Corporation, or any successor, assign or transferee of Iogen Energy Corporation), and that Shell shall not enter into any agreement with any Third Party, or with Iogen Energy Corporation, or any successor, assign or transferee of Iogen Energy Corporation, in each case, to develop biological methods of synthesis of any molecule within the Fuel Innovation, without the prior written consent of Codexis. Notwithstanding anything to the contrary, in the event that Shell or a Shell Affiliate (other than [*]) acquires one hundred percent (100%) of the voting shares of [*], then the restrictions in this Section 2.9 with respect to the development of biological methods of synthesis of any molecule within the Fuel Innovation will not apply to [*]. In the event that Shell has not funded at least [*] FTE Months for the identification of biological methods of synthesis of the compound(s) disclosed in such patent filings using biological materials, technology, technical information, know-how, expertise and trade secrets during the applicable Exclusivity Period, such applicable Exclusivity Period shall be extended automatically for an additional two (2) year period and will expire on the five (5) year anniversary of the applicable Filing Date, and not on the three (3) year anniversary of the applicable Filing Date. Upon expiration of the applicable Exclusivity Period, either on the three (3) year anniversary of the applicable Filing Date, or on the five (5) year anniversary of the applicable Filing Date, Shell may continue to work with Codexis, but also may work on its own, with any Shell Affiliate or with any Third Party, to identify biological methods of synthesis of the compound(s) claimed in the applicable patent filings using biological materials, technology, technical information, know-how, expertise and trade secrets. Any and all patent applications and patents covering patentable inventions arising from the activities of Codexis and Shell under this Section 2.9 shall be deemed to be Program Patent Rights and any and all technology and materials arising from the activities of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Codexis and Shell under this Section 2.9 shall be deemed to be Program Licensed Technology, as set forth in the Amended and Restated License Agreement.

2.10 [*]. Promptly after the Amendment Date, the Parties shall meet and discuss in good faith the advantages and desirability of [*] in connection with the research and commercialization activities regarding [*] contemplated under the terms of this Agreement, including without limitation [*].

3.	ARTICLE 3, FEES AND PAYMENTS, shall be amended as follows:

(a)	Section 3.3(b) is hereby deleted and replaced in its entirety by the following:

(b) Second Contract Year. During the second (2nd) Contract Year of the Term, Shell shall pay to Codexis a research funding fee based on a FTE rate equal to Four Hundred Twenty Thousand United States Dollars ($420,000) per year for each of the FTEs assigned by Codexis to perform Codexis’ obligations under the Program during the second (2nd) Contract Year of the Term. Such FTE rate includes any and all associated overhead expenses, normal laboratory supplies and consumables expenses, and typical operational research expenses for the conduct of the Program. For the avoidance of doubt, except as expressly set forth in this Agreement or as set forth under the terms of the Series F Stock Purchase Agreement, no additional funds will be provided by Shell for the conduct of the Program, including, for example, funds for facilities, infrastructure, software, capital expenditures, equipment or any other type of expenditure.

(b)	Section 3.3 is hereby amended to include the following:

(c) After the Second Contract Year. After the second (2nd) Contract Year of the Term, beginning on the second (2nd) anniversary of the Effective Date, Shell shall pay to Codexis a research funding fee based on (i) a Codexis FTE rate equal to Four Hundred Forty-One Thousand United States Dollars ($441,000) per year for each of the Codexis FTEs assigned by Codexis to perform Codexis’ obligations under the Program and (ii) a CLH FTE rate equal to Three Hundred Fifty Thousand United States Dollars ($350,000) per year for each of the CLH FTEs assigned by Codexis to perform Codexis’ obligations under the Program; in each case during the third (3rd) Contract Year of the Term. The Codexis FTE rate and the CLH FTE rate each shall be increased annually at the beginning of each subsequent Contract Year of the Term by an amount equal to the annual change in the index set forth on Schedule E (the “FTE Index”) for each Codexis FTE and each CLH FTE. The increase in FTE rate, if any, with respect to each of the Codexis FTE rate and the CLH FTE rate, will be based on the change in the FTE Index during the most recent twelve (12) month period for which final, corrected data are available; provided, however, in the event that such change is a negative number, the relevant FTE rate shall remain unchanged for the subsequent Contract Year. Notwithstanding the previous sentence, in the event that the index set forth on Schedule F (the “CLH FTE Index”) for a twelve (12) month period for which final, corrected data are available is greater than twice the FTE Index for such twelve (12)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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month period, the increase in FTE rate for CLH FTEs, but not for Codexis FTEs, will be based on the change in the CLH FTE Index. The Codexis FTE rate and the CLH FTE rate, each as set forth in this Section 3.3(c), include any and all associated overhead expenses, normal laboratory supplies and consumables expenses, and typical operational research expenses for the conduct of the Program. For the avoidance of doubt, except as expressly set forth in this Agreement or as set forth under the terms of the Series F Stock Purchase Agreement, no additional funds will be provided by Shell for the conduct of the Program, including, for example, funds for facilities, infrastructure, software, capital expenditures, equipment or any other type of expenditure. FTE payments in each Contract Year shall be made in six (6) equal installments (each an “FTE Installment”), each in advance of work actually performed based on the planned utilization of FTEs for the following two (2) months; provided, however, that, in the event either Party elects to reduce the number of FTEs working on the Program pursuant to Section 2.6(c), a corresponding reduction will be made to the amount of the next FTE Installment.

(c)	Sections 3.4(b), (c), (d) and (e) are hereby deleted and replaced in their entirety by the following:

(b) For each Contract Year during the Initial Term beginning with the third (3rd) Contract Year, Shell shall pay to Codexis a non-refundable, non-creditable Milestone payment equal to [*] (for a total of [*]) upon achievement of the Milestones for each of the then-current Research Plans established in accordance with Section 2.8(b), such amount to be distributed among all such then-current Research Plans in accordance with the recommendation of the Oversight Committee. For purposes of clarification, for purposes of this Section 3.4(b), “achievement of the applicable Milestone” means that Codexis delivers to Shell a Milestone Notice for such Milestone within the relevant time period, even if the verification of such Milestone Notice occurs after the expiration of such time period; provided, however, that payment for any Milestone due pursuant to this Section 3.4(b) will be due and payable in accordance with Section 3.6 only after the achievement of such Milestone has been verified in accordance with Section 2.8(e).

(c) Upon the achievement of the Year Three Goal(s), Shell shall pay to Codexis a one-time, non-refundable, non-creditable Milestone payment equal to [*], such amount to be distributed among all such then-current Research Plans in accordance with the recommendation of the Oversight Committee; provided, however, that payment for the Year Three Goal(s) due pursuant to this Section 3.4(c) will be due and payable in accordance with Section 3.6 only after the achievement of such Year Three Goal(s) has been verified in accordance with Section 2.8(e).

(d) Upon the achievement of the Year Four Goal(s), Shell shall pay to Codexis a one-time, non-refundable, non-creditable Milestone payment equal to [*], such amount to be distributed among all such then-current Research Plans in accordance with the recommendation of the Oversight Committee; provided, however, that payment for the Year Four Goal(s) due pursuant to this Section 3.4(d) will be due and payable in

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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accordance with Section 3.6 only after the achievement of such Year Four Goal(s) has been verified in accordance with Section 2.8(e).

(e) Upon the achievement of the Year Five Goal(s), Shell shall pay to Codexis a one-time, non-refundable, non-creditable Milestone payment equal to [*], such amount to be distributed among all such then-current Research Plans in accordance with the recommendation of the Oversight Committee; provided, however, that payment for the Year Five Goal(s) due pursuant to this Section 3.4(e) will be due and payable in accordance with Section 3.6 only after the achievement of such Year Five Goal(s) has been verified in accordance with Section 2.8(e).

(d)	Section 3.4 is hereby amended to include the following:

(f) Upon the achievement of the Year Six Goal(s), Shell shall pay to Codexis a one-time, non-refundable, non-creditable Milestone payment equal to [*], such amount to be distributed among all such then-current Research Plans in accordance with the recommendation of the Oversight Committee; provided, however, that payment for the Year Six Goal(s) due pursuant to this Section 3.4(f) will be due and payable in accordance with Section 3.6 only after the achievement of such Year Six Goal(s) has been verified in accordance with Section 2.8(e).

(g) For each Contract Year, if any, of (i) the Initial Term beyond the sixth (6th) Contract Year in the event that the Parties agree to extend the Initial Term beyond the six (6) year anniversary of the Effective Date in accordance with Section 11.1, and (ii) each Renewal Term, Shell shall pay to Codexis a non-refundable, non-creditable Milestone payment equal to [*] upon achievement of the Milestones for each of the then-current Research Plans established in accordance with Section 2.8(b), such amount to be distributed among all then-current Research Plans in accordance with the recommendation of the Oversight Committee. For purposes of clarification, for purposes of this Section 3.4(g), “achievement of the applicable Milestone” means that Codexis delivers to Shell a Milestone Notice for such Milestone within the relevant time period, even if the verification of such Milestone Notice occurs after the expiration of such time period; provided, however, that payment for any such Milestone due pursuant to this Section 3.4(g) will be due and payable in accordance with Section 3.6 only after the achievement of such Milestone has been verified in accordance with Section 2.8(e).

(h) Shell shall pay to Codexis a one-time, non-refundable, non-creditable milestone payment equal to [*] within thirty (30) days after the receipt by Shell of an invoice from Codexis, such invoice to be issued by Codexis to Shell after receipt by Codexis of notification, in writing, from Shell of the First Sale (as defined in the License Agreement) of the first Licensed Product (as defined in the License Agreement) pursuant to Section 3.1(d) of the License Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(e)	Section 3.5 is hereby amended to include the following:

(d) Series F Stock Purchase Agreement. On or before the Amendment Date, Shell shall purchase Thirty Million United States Dollars ($30,000,000) of Series F Preferred Stock of Codexis, pursuant to the terms and conditions of a stock purchase agreement substantially in the form attached hereto as Schedule G, appended to and made part of this Amended and Restated Research Agreement, (the “Series F Stock Purchase Agreement”) at Eight United States Dollars and Fifty Cents ($8.50) per share.

4.	ARTICLE 4, INTELLECTUAL PROPERTY RIGHTS, shall be amended as follows:

(a)	Section 4.1(c) is hereby deleted and replaced in its entirety by the following:

(c) Program Technology. Shell hereby sells, assigns, delivers, conveys, transfers and sets over to Codexis the entire right, title and interest in and to any invention disclosed in any Program Technology and any patent application and/or patent arising therefrom. Subject to the rights expressly granted to Shell under the terms and conditions of this Amended and Restated Research Agreement and the Amended and Restated License Agreement, Codexis owns or otherwise controls and shall own or otherwise control all right, title and interest in, to and under any and all Program Technology.

(b)	Section 4.3 (Limitation) is hereby re-numbered and, hereafter, shall be referred to as Section 4.4.

(c)	ARTICLE 4, INTELLECTUAL PROPERTY RIGHTS, is hereby amended to include the following

4.3 [*].

(a) Assignment. Subject to the terms of this Amended and Restated Research Agreement and of the Amended and Restated License Agreement, Codexis hereby sells, assigns, delivers, conveys, transfers and sets over to Shell the entire right, title and interest in and to any invention disclosed in any [*], including, but not limited to, the patent family designated by Codexis as Codexis internal reference number [*], and any patent application and/or patent arising therefrom (the “[*]”).

(b) Costs and Expenses. After the date of the assignment set forth in Section 4.3(a), Shell shall control and shall bear all costs of (i) filing, prosecuting, responding to opposition and maintaining patent applications and patents in the [*], including without limitation the [*], and (ii) filing, prosecuting, and responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings against the grant of letters patent owned by Third Parties that may limit the ability to exploit the [*]. The Parties acknowledge and agree that Codexis, as of the date of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13

assignment set forth in Section 4.3(a), has incurred costs and expenses relating to the prosecution of the [*] in an amount approximately equal to Eighty Three Thousand Six Hundred Eighty Five United States Dollars ($83,645) and that, in partial consideration for the assignment by Codexis set forth in Section 4.3(a), Shell will reimburse Codexis Forty One Thousand Eight Hundred Forty Two United States Dollars ($41,842), such reimbursement to be made within thirty (30) days after receipt by Shell of an invoice from Codexis, such invoice to include copies of the invoices received by Codexis constituting the costs and expenses relating to the prosecution of the [*].

5.	ARTICLE 10, INDEMNIFICATION, shall be amended as follows:

(a)	Section 10.4 (Notification of Claim; Conditions to Indemnification Obligations) is hereby re-numbered and, hereafter, shall be referred to as Section 10.5.

(b)	ARTICLE 10, INDEMNIFICATION, is hereby amended to include the following:

10.4 Fuel Innovation Indemnification. Shell shall fully indemnify, defend and hold the Codexis Indemnitees harmless from and against any and all Losses arising out of any Third Party claims or suits arising from use by Shell or any Affiliate of Shell, or any Third Party acting on behalf or for the benefit of Shell or any Affiliate of Shell, of Fuel Innovation; provided that nothing in this Section 10.4 shall limit Codexis’ indemnification obligations under Section 10.2(a) with respect to any Losses arising out of any Third Party claims or suits arising from materials, technology, technical information, know-how, expertise and trade secrets relating to the biological manufacture of any compound that is, or the use of which is, Fuel Innovation.

6.	ARTICLE 11, TERM AND TERMINATION, shall be amended as follows:

(a)	Section 11.2 is hereby deleted and replaced in its entirety by the following:

11.2 Termination for Convenience.

(a) At any time after the fourth (4th) anniversary of the Effective Date, Shell, in its sole discretion, may terminate this Amended and Restated Research Agreement, such termination to be effective after nine (9) months written notice to Codexis. Notwithstanding the previous sentence, in the event that, pursuant to Section 2.6(b)(iv), the number of FTEs was increased to greater than one hundred twenty-eight (128), Shell, at any time after the fourth (4th) anniversary of the Effective Date, in its sole discretion, may terminate this Amended and Restated Research Agreement, such termination to be effective after twelve (12) months written notice to Codexis.

(b) If at any time after the fourth (4th) anniversary of the Effective Date, Shell determines, in accordance with Section 2.6(c), to decrease the number of FTEs assigned by Codexis to perform Codexis’ obligations under the Program to less

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14

than [*], Codexis shall have the right, but not the obligation, to terminate this Amended and Restated Research Agreement upon ninety (90) days written notice to Shell; provided, however that in the event that (i) each such FTE reduction by Shell occurs after successful achievement of the applicable Milestone for each Research Plan and (ii) Shell (or a Shell Affiliate or sublicensee) is actively developing the Program Technology for commercial application, then Codexis shall have no right to terminate this Amended and Restated Research Agreement pursuant to this Section 11.2(b).

(b)	Section 11.4(b) is hereby deleted and replaced in its entirety by the following:

(b) The following Articles and Sections of this Amended and Restated Agreement shall survive its termination or expiration: Articles 4, 5, 10 and 12, and Sections 2.4(a)(iii), 2.9, 6.1, 8.3, 9.4, 9.5 and 11.4.

7.	ARTICLE 12 – GENERAL PROVISIONS shall be amended to include the following:

12.15 Forecasts; Updates. After the Amendment Date, at the first meeting of the Research Committee in each calendar year, and at the first meeting of the Oversight Committee in each calendar year, Codexis shall provide a forecast of the anticipated expenditures by Codexis, if any, relating to acquisition of capital equipment or to improvement of facilities, in either case, for support of the Program during such calendar year. In addition, after the Amendment Date, at each meeting of the Research Committee, after the first such meeting, in each calendar year, Codexis shall provide an update regarding deviations, if any, from the forecast of the anticipated expenditures for such calendar year relating to acquisition of capital equipment or to improvement of facilities, in either case, for support of the Program, together with an explanation for such deviations.

12.16 Reports. After the Amendment Date, at each meeting of the Research Committee and the Oversight Committee, Codexis shall present a summary report of the number of FTEs assigned by Codexis to perform Codexis’ obligations under the Program, including the allocation of such FTEs between Codexis FTEs and CLH FTEs. After the Amendment Date, within forty-five (45) days after the end of each calendar quarter, Codexis shall provide Shell a summary report of actual expenditures by Codexis, if any, relating to acquisition of capital equipment or to improvement of facilities, in either case, for support of the Program during the just ended calendar quarter.

12.17 Books and Records; Audit Rights. Codexis shall keep complete, true and accurate books of account and records for the purpose of verifying the reports presented by Codexis pursuant to Section 12.16. Said books and records will be kept for a period of at least three (3) years following the end of the calendar year to which they pertain and shall be available, after not less than fifteen (15) business days prior written notice, for inspection, such inspection to occur not more frequently than once in any calendar year during the Term, by Shell using Shell personnel or by an independent public accountant, certified in the U.S. and affiliated with an internationally recognized

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15

accounting firm selected by Shell and reasonably acceptable to Codexis, solely in order to, and only to the extent necessary to, verify the accuracy of the reports presented by Codexis pursuant to Section 12.16 that (a) Codexis assigned the number of FTEs set forth in Section 2.6(b), subject to Section 2.6(c), to perform Codexis’ obligations under the Program, and (b) the expenditure by Codexis, if any, for the acquisition of any capital equipment and any facilities improvements indentified in such reports as being used in support of the Program. All materials made available for inspection by Codexis shall be Confidential Information in accordance with Article 6 and, in the event that Shell uses an independent public accountant to conduct such inspection, such public accountant will be obliged by Shell to treat all such materials as Confidential Information in accordance with Article 6. Shell share bear the full cost of the performance of any audit performed pursuant to this Section 12.17.

12.17 HSE. Codexis will take actions as are necessary to ensure that:

(a) it has a health, safety and environment policy that is in accordance with applicable law for the operations of Codexis’ facilities that are involved in the Program (the “HSE Policy”);

(b) it routinely advises Shell of any accidents arising directly out of or in connection with activities conducted under the Program which cause casualties or injuries or any negative effect on the environment which would be classified as a recordable OSHA event; and

(c) Shell, using Shell personnel, will have the right to audit Codexis’ facilities for compliance with the HSE Policy, provided that the findings of such audit will be provided to both Codexis and Shell and will be deemed to be Confidential Information of Codexis, that at least ten (10) business days prior written notice of any such audit will be given to Codexis, and that such audits will not occur more frequently that annually.

8.	OTHER PROVISIONS.

All provisions of the Research Agreement not expressly modified by this Amendment shall remain in full force and effect.

[Signature Page Follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers as of the Amendment Date, each copy of which will for all purposes be deemed to be an original.

EQUILON ENTERPRISES LLC DBA SHELL OIL PRODUCTS US		CODEXIS, INC.

By:	/s/ Richard M. Oblath	By:	/s/ Alan Shaw
Name:	Richard M. Oblath	Name:	Alan Shaw
Title:	Attorney in Fact	Title:	President & CEO

[Signature Page to the Amendment to the

Amended and Restated Collaborative Research Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule E

FTE Index

“FTE Index” means the U.S. Department of Labor, Bureau of Labor Statistics published Index: Series Id: CUURA422SA0, Not seasonably Adjusted; Consumer Price Index; All Urban Consumers; Area: San Francisco-Oakland-San Jose, CA; Item: All Items; Base Period: 1982-84=100, available as of the Amendment Date at http://data.bls.gov/cgi-bin/surveymost?cu. In the event that such index becomes unavailable, the Parties will agree on an index to be used in substitution of such unavailable index within sixty (60) days after the date that such index is no longer available.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule F

CLH FTE Index

“CLH FTE Index” means the Hungarian Central Statistical Office published Index: Consumer Price Index, 1990 = 100,0; Goods and services purchased by households, available as of the Amendment Date at http://portal.ksh.hu/pls/portal/ksh_web.tdb.view_cath?lang=EN&parent=4431. In the event that such index becomes unavailable, the Parties will agree on an index to be used in substitution of such unavailable index within sixty (60) days after the date that such index is no longer available.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule G

Form of Series F Stock Purchase Agreement

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CODEXIS, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

March 4, 2009

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

5.	Conditions to Closing		16

	5.1	Conditions to the Purchasers’ Obligations at the Closing	16
	5.2	Conditions to the Company’s Obligations at the Closing	18

6.	Miscellaneous		19

	6.1	Governing Law	19
	6.2	Survival	19
	6.3	Successors and Assigns	19
	6.4	Entire Agreement	19
	6.5	Severability	19
	6.6	Amendment and Waiver	19
	6.7	Delays or Omissions	19
	6.8	Notices	20
	6.9	Expenses	20
	6.10	Attorneys’ Fees	20
	6.11	Titles and Subtitles	20
	6.12	Counterparts	20
	6.13	Broker’s Fees	20
	6.14	Pronouns	21
	6.15	California Corporate Securities Law	21

EXHIBITS
Exhibit A	Schedule of Purchasers
Exhibit B	Seventh Amended and Restated Certificate of Incorporation
Exhibit C	Fifth Amended and Restated Investor Rights Agreement
Exhibit D	Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit E	Fifth Amended and Restated Voting Agreement
Exhibit F	Form of Opinion of Latham & Watkins LLP

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii

CODEXIS, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

This Series F Preferred Stock Purchase Agreement (the “Agreement”) is made and entered into as of March 4, 2009, by and among Codexis, Inc., a Delaware corporation (the “Company”), and the purchasers, severally and not jointly, listed on Exhibit A hereto, each of which is herein referred to as a “Purchaser” and all of which are collectively referred to herein as the “Purchasers”.

Recitals

WHEREAS, the Company has authorized the sale and issuance of up to an aggregate of six million (6,000,000) shares of its Series F Preferred Stock (the “Shares”); and

WHEREAS, the Company desires to issue and sell the Shares to the Purchasers upon the terms and subject to the conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Sell and Purchase.

1.1 Authorization of Shares. On or prior to the Initial Closing (as defined in Section 2.1 below), the Company shall have authorized (a) the sale and issuance to the Purchasers of the Shares and (b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Seventh Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B (the “Restated Charter”), which shall have been adopted by the Company and filed with the Secretary of State of the State of Delaware on or before the Initial Closing.

1.2 Sale and Purchase. Upon the terms and subject to the conditions hereof, at each Closing the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, that number of Shares set forth opposite each Purchaser’s name on Exhibit A hereto, at a purchase price of eight dollars and fifty cents ($8.50) per share.

2. Closing, Delivery and Payment.

2.1 Closing. The initial closing of the sale and purchase of the Shares under this Agreement (the “Initial Closing”) shall take place at 11:00 a.m. Pacific Time, at the offices of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 on such date as the Company and the Purchasers acquiring in the aggregate more than half of the Shares shall mutually agree, or at such other time, date and place as the Company and the Purchasers acquiring in the aggregate more than half of the Shares shall mutually agree (such date is hereinafter referred to as the “Initial Closing Date”).

2.2 Subsequent Closings. Subject to the terms and conditions of this Agreement, the Company may sell any unsold Shares (up to a maximum aggregate of six million (6,000,000) at all Closings (as defined below), at the same price per share as the Shares) sold at the Initial Closing to such other persons and entities as are determined by the Company and the Board of Directors of the Company (each such new investor, an “Additional Purchaser”), following the fulfillment or waiver of the conditions set forth in Section 5 hereof or at such other time and place as the Company and the Additional Purchaser(s) mutually agree upon, orally or in writing (each of which time and place is designated as a “Subsequent Closing,” and with the Initial Closing, each a “Closing”). Any Additional Purchaser shall be considered a “Purchaser” for purposes of this Agreement, and any Series F Preferred Stock so acquired by such Additional Purchaser shall be considered “Shares” for the purposes of this Agreement and all other agreements contemplated hereby upon execution by such Additional Purchaser of an appropriate counterpart signature page. Upon each such event, the Company shall prepare and distribute to the Purchasers (including the Additional Purchasers) a revised Exhibit A, which shall include the name of each Additional Purchaser and the number of shares of Series F Preferred Stock to be purchased by each Additional Purchaser. Upon the Subsequent Closing of the sale of shares of Series F Preferred Stock to any Additional Purchaser, such Additional Purchaser shall also, as evidenced by an applicable executed counterpart signature page, become a party to the Related Agreements (as defined below) and shall have the rights and obligations hereunder and thereunder. Each Subsequent Closing shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California. The Purchasers hereby irrevocably waive any pre-emptive rights or rights of first offer, and related notice rights, they may possess now or hereafter with respect to sales of Series F Preferred Stock made pursuant to this Section 2.2.

2.3 Delivery. As soon as practicable following each Closing, upon the terms and subject to the conditions hereof, the Company will deliver to each Purchaser a certificate or certificates representing that number of Shares set forth opposite such Purchaser’s name on Exhibit A hereto against payment of the purchase price therefore by check, wire transfer, past services rendered, or any combination of the foregoing.

3. Representations and Warranties of the Company. Except as set forth on a Schedule of Exceptions delivered by the Company to the Purchasers, the Company hereby represents and warrants to the Purchasers as of the date of this Agreement and as of the Initial Closing as set forth below.

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority: (i) to own and operate its properties and assets, (ii) to execute and deliver this Agreement, the Fifth Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit C (the “Investor

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rights Agreement”), the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “Co-Sale Agreement”) and the Fifth Amended and Restated Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”) (collectively, the “Related Agreements”), (iii) to issue and sell the Shares and the Conversion Shares, (iv) to carry out the provisions of this Agreement, the Related Agreements and the Restated Charter and (v) to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Capitalization; Voting Rights.

(a) The authorized capital stock of the Company, immediately prior to the Initial Closing, consists of (i) sixty-eight million (68,000,000) shares of Common Stock, par value $0.0001 per share, of which three million nine hundred nineteen thousand six hundred seventy-three (3,919,673) shares are issued and outstanding, and (ii) thirty-nine million two hundred four thousand eight hundred eighty-six (39,204,886) shares of Preferred Stock, par value $0.0001 per share, six million (6,000,000) of which are designated Series A Preferred Stock, all of which are issued and outstanding, eight million one hundred one thousand one hundred one (8,101,101) of which are designated Series B Preferred Stock, all of which are issued and outstanding, one million five hundred fourteen thousand six hundred forty-five (1,514,645) of which are designated Series C Preferred Stock, all of which are issued and outstanding, eleven million one hundred fifty-four thousand eight hundred two (11,154,802) of which are designated Series D Preferred Stock, ten million four hundred ninety-six thousand nine hundred seventy-three (10,496,973) of which are issued and outstanding, six million four hundred thirty-four thousand three hundred thirty-eight (6,434,338) of which are designated Series E Preferred Stock, six million one hundred fifty-six seven hundred seventy five (6,156,775) of which are issued and outstanding, and six million (6,000,000) of which are designated Series F Preferred Stock, none of which are issued and outstanding. The Company has a right of first refusal over transfers of all outstanding shares of Common Stock.

(b) The Company has reserved fifteen million seven hundred fifty-seven thousand six hundred forty-two (15,757,642) shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2002 Stock Plan duly adopted by the Board of Directors and approved by the Company’s stockholders, as amended (the “Stock Plan”) or other plans, agreements or arrangements approved by the Board of Directors. Of such reserved shares of Common Stock, 1,577,261 shares have been issued pursuant to exercised options, options to purchase 9,380,769 shares have been granted and are currently outstanding and 4,799,612 shares of Common Stock remain available for issuance pursuant to future grants under the Stock Plan. The Company has reserved (i) an aggregate of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

46,176 shares of Common Stock for issuance to Lighthouse Capital Partners IV, L.P. and Lighthouse Capital Partners IV, L.P. pursuant to warrants dated February 12, 2004 (the “Lighthouse Warrants”), (ii) an aggregate maximum of 65,000 shares of Common Stock pursuant to the Non-Qualified Stock Option Agreement dated as of February 23, 2004 and Non-Qualified Stock Option Agreement dated as of January 1, 2005, each by and between the Company and Latham & Watkins LLP (the “Latham Options”), (iii) 9,100 shares of Common Stock for issuance to Oxford Finance Corporation pursuant to a warrant dated October 25, 2005 (the “Oxford Warrant”), (iv) an aggregate of 323,569 shares of Series D Preferred Stock for issuance to certain investors of the Company pursuant to warrants dated May 25, 2006 (the “Bridge Warrants”), (v) 3,577 shares of Common Stock for issuance to Alexandria Equities, LLC pursuant to a warrant dated July 17, 2007, (vi) an aggregate of 109,091 shares of Series D Preferred Stock for issuance to General Electric Capital Corporation and Oxford Finance Corporation pursuant to warrants dated September 28, 2007 (the “Loan Warrants”) and (vii) an aggregate of 3,124 shares of Common Stock pursuant to currently outstanding stock option grants made outside of the Stock Plan (the “Out-of-Plan Options”). At the Initial Closing, except for (i) outstanding options issued pursuant to the Stock Plan, the Lighthouse Warrants, the Latham Options, the Oxford Warrant, the Bridge Warrants, the Loan Warrants, the Out-of-Plan Options and as set forth on Section 3.3(b) of the Schedule of Exceptions or options that may be issued in the ordinary course of business after the date of this Agreement, (ii) the conversion privileges of the Preferred Stock and (iii) the rights granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(c) All issued and outstanding shares of the Company’s Common Stock and Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d) At the Initial Closing, the rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Charter. Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon the Purchaser by entities other than the Company; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(e) All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in a form substantially identical to Section 2.12 of the Investor Rights Agreement.

(f) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Initial Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken or will be taken prior to the Initial Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws. The issuance of the Shares hereunder and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.5 Financial Statements. The Company has provided to the Purchasers (a) its audited financial statements (balance sheet and income and cash flow statements) at December 31, 2007 and (b) its unaudited financial statements (balance sheet and income and cash flow statements) as, at and for the fiscal year ended December 31, 2008 (the “Statement Date”) (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied and present fairly the financial condition and position of the Company as of their respective dates; provided, however, that the unaudited Financial Statements are subject to normal recurring year-end audit adjustments (which will not be material either individually or in the aggregate), and do not contain all footnotes required under GAAP.

3.6 Liabilities. The Company has no material liabilities and no material contingent liabilities that are not disclosed in the Financial Statements, except (i) current liabilities incurred in the ordinary course of business subsequent to the Statement Date that have not been, either in any individual case or in the aggregate, materially adverse to the financial condition or operating results of the Company and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company is not a guarantor or indemnitor of any indebtedness of any third party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.7 Agreements; Action.

(a) Except for the Related Agreements there are no agreements, understandings or proposed transactions between the Company and any of its current officers, directors, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound, nor to its knowledge any judgments, orders, writs or decrees to which the Company is a party or by which it is bound, that may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses entered into in the ordinary course of business involving payments to the Company not exceeding $500,000), (iii) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or license agreements entered into in the ordinary course of business), (iv) provisions restricting or affecting development, manufacture, or distribution of the Company’s products or services or proposed products or services or (v) any other material agreement.

(c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities individually in excess of $500,000 or, in the case of indebtedness and/or liabilities individually less than $500,000, in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) The Company is not a party to and is not bound by any contract, agreement or instrument that materially adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

(f) The Company has not engaged in the past three months in any discussion (i) with any representative of any corporation or corporations whereby the Company has agreed to or plans to consolidate or merge the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual whereby the Company has agreed to or plans to sell, convey or dispose of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is to be disposed of, other than as contemplated by this Agreement, or (iii) whereby the Company has agreed to or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

plans to engage in or pursue any other form of liquidation, dissolution or winding up of the Company.

3.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred by officers of the Company on behalf of the Company and (c) stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company. None of the officers, directors or stockholders of the Company or any members of their immediate families, are indebted to the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

3.9 Changes. Since the Statement Date there has not been:

(a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

(b) Any resignation or termination of any officer, key employee or group of employees of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer, key employee or group of employees;

(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, business, operations or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted);

(e) Any waiver by the Company of a valuable right or of a debt owed to it;

(f) Any direct or indirect loans or guarantees made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

(g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) Any declaration or payment of any dividend or other distribution of the assets of the Company or any direct or indirect redemption, purchase or other acquisition of the Company’s capital stock by the Company;

(i) Any labor organization activity related to the Company;

(j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and other liabilities incurred in the ordinary course of business;

(k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(l) Any change in any material agreement, collaboration, partnership or arrangement to which the Company is a party or by which it is bound that materially and adversely affects the business, assets, liabilities, financial condition or operations of the Company (as such business is presently conducted and as it is proposed to be conducted);

(m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or operations of the Company (as such business is presently conducted and as it is proposed to be conducted);

(n) Any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(o) Receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(p) Any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; or

(q) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (p) above.

3.10 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates (except for leasehold improvements installed by the Company in connection with the lease dated October, 2003 with Metropolitan Life Insurance Company), in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes that have not yet become delinquent, (b) minor liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

operations of the Company, (c) liens arising from the Loan & Security Agreement dated February 12, 2004 with Lighthouse Capital Partners V, L.P. and the Master Security Agreement, dated as of October 25, 2005, with Oxford Finance Corporation, (d) liens resulting from the Loan and Security Agreement dated September 28, 2007, with General Electric Capital Corporation and Oxford Finance Corporation and (e) those that have otherwise arisen in the ordinary course of business which do not materially impair the Company’s ownership or use of such property or assets. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.11 Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for the conduct of its business as currently conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, formulae, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for the conduct of its business as currently conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 3.11 that is to any extent owned by or exclusively licensed to the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for (a) standard end-user, object code, internal-use software license and support/maintenance agreements or (b) licenses or agreements entered into in the ordinary course of business involving payments to the Company not exceeding $500,000. The Company has not received any communications alleging that the Company has violated or, by conducting its business as currently conducted and as proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company is not aware that any of the employees or independent contractors of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or independent contractor’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as currently conducted and as proposed to be conducted. To the knowledge of the Company, neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business as currently conducted and as proposed to be conducted by the employees and independent contractors of the Company, nor the conduct of the Company’s business as currently conducted and as proposed to be conducted will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of the employees of the Company (or persons the Company currently intends to hire) made prior to or outside the scope of their employment by the Company. Set forth in Section 3.11 of the Schedule of Exceptions is a listing of all patents

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or exclusively licensed to, the Company.

3.12 Compliance with Other Instruments. The Company is not in violation or default of any term of its Restated Charter or Bylaws, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.13 Litigation. There is no action, suit, proceeding or governmental investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the Company’s assets, condition or affairs or in its business as conducted or as proposed to be conducted, financially or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.14 Taxes.

(a) Tax Definitions. For the purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any federal, state local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Tax Returns and Payments. The Company has filed all material Tax Returns required to be filed by it. These Tax Returns are true and correct in all material respects. All Taxes shown to be due and payable on such Tax Returns, on or before the Initial Closing, and, to the Company’s knowledge, all other Taxes due and payable by the Company, have been paid or will be paid prior to the time they become delinquent. The provision for Taxes as shown in the Financial Statements (as defined below) is adequate for Taxes due or accrued as of the date thereof. To the knowledge of the Company, there is no pending dispute with any taxing authority relating to any of such Tax Returns or any proposed liability for any material Taxes to be imposed upon the properties or assets of the Company. The Company has withheld or collected from each payment made to each of its employees the amount of all material Taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories. The Company has neither elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as an “S” corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material effect on the Company, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or material assets.

3.15 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement, employment benefit plan described in Section 3(2)(A) or Section 3(2)(B) of the Employment Retirement Income Security Act of 1974, or other employee compensation plan or agreement. To the Company’s knowledge, no employee, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge, the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment and immigration insofar as non-compliance may create a Company liability. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.16 Registration Rights and Voting Rights. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

granted any rights, to register (as defined in Section 1.1 of the Investor Rights Agreement), including piggyback rights, any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

3.17 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Initial Closing, as will be filed in a timely manner. The Company has not been nor is in default in any respect under such franchises, permits, licenses or similar authority which default would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company.

3.18 Environmental and Safety Laws.

(a) The Company is, and at all times since inception has been, in compliance with all applicable environmental laws or regulations and orders of any governments or governmental authorities, and with all permits, certificates, approvals, licenses and other authorizations relating thereto, except for non-compliance that would not materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company. The term “environmental laws or regulations” means those statutes and regulations governing: (i) air emissions, (ii) liquid discharges to streams, ponds, ditches or other surface waters, (iii) liquid discharges to ground waters, (iv) liquid discharges to publicly-owned treatment works, (v) disposal of solid and/or hazardous wastes, (vi) marking, maintenance and/or removal of electrical equipment containing PCBs, (vii) manufacture and/or construction (including renovation) involving asbestos materials, (viii) activities in or adjacent to fresh water wetlands, flood hazard areas, coastal zone management areas and/or historic preservation areas, (ix) registration, operation, testing and/or removal or replacement of storage tanks for petroleum products and/or hazardous substances, and (x) emergency, planning and community right-to-know laws, including submission of hazardous substance inventory information to any authorities under any applicable jurisdictions.

(b) Except in a manner that would not result in material liability to the Company, the Company has not caused, nor is it causing, any disposals, releases, or threatened releases of any Hazardous Materials (as defined below) on or under any properties that the Company (i) owns, leases, occupies or operates or (ii) previously owned, leased, occupied or operated.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The Company has not either (i) arranged for the disposal or treatment of Hazardous Material at any facility or site owned or operated by another person from which facility or site there has been a release or there is a release or threatened release of a Hazardous Material, or (ii) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by the Company, from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material.

(d) The Company has not installed, used, buried or removed any surface impoundment or underground tank or vessel or sump, drain or pipeline which holds or held Hazardous Materials on properties owned, leased, occupied or operated by the Company.

(e) There has been no claim, and there are no pending or threatened claims, including without limitation any litigation, administrative proceedings or investigations or any other actions, claims, demands, notices of potential responsibility or requests for information brought or threatened, against the Company alleging liability of the Company with respect to the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of the properties referenced in (b) above or otherwise relating to potential environmental liabilities, or any settlement reached by the Company relating to any of the foregoing.

(f) From the date hereof through and including the Initial Closing, the Company shall immediately provide the Purchasers with a copy of any notice, citation or complaint alleging that the Company is not in compliance with any environmental laws or regulations.

As used in this Agreement, “Hazardous Material” means any material, substance, waste or component thereof (whether a liquid, solid, or gas) that is prohibited, controlled, or regulated by any governmental entity having jurisdiction as a contaminant, pollutant, dangerous substance, toxic substance, hazardous waste, hazardous substance, hazardous material, dangerous good or petroleum, its derivatives, by-products or other hydrocarbons, pursuant to any applicable environmental or health and safety law, rule, or regulation.

3.19 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will be exempt from registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.20 Full Disclosure. The Company has provided the Purchasers with all information requested by the Purchasers in connection with its decision to purchase the Shares, including all information the Company believes is reasonably necessary to make such investment decision. No representation or warranty of the Company contained in this Agreement, the schedules and exhibits attached hereto or any certificate furnished or to be furnished to the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchasers at the Initial Closing, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein misleading in light of the circumstances under which they were made.

3.21 Minute Books. The minute books of the Company made available to such Purchaser contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

3.22 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.

3.23 Executive Officers and Directors. To the knowledge of the Company no executive officer, person nominated to become an executive officer, director or person nominated to become a director of the Company (a) has filed a petition under the Federal bankruptcy laws or any state insolvency law, been adjudged a bankrupt or made a general assignment for benefit of creditors, or been an officer, director or principal of any entity that was reorganized in bankruptcy, adjudged a bankrupt or made a general assignment for benefit of creditors, (b) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations), (c) has been the subject of any professional disciplinary proceeding, (d) was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining such person from, or otherwise limiting, such person from any type of business practice, (e) has been suspended or expelled from membership in any securities or commodities exchange, association of securities or commodities dealers or investment advisors, (f) has had a license or registration as a dealer, broker, investment advisor or salesman, futures commission merchant, associated person, commodity pool operator, or commodity trading advisor denied, suspended or revoked, (g) has been enjoined or restrained by any court or government agency from the issuance, sale or offer for sale of securities or commodities, rendering securities or commodities advice, handling or managing trading accounts, or continuing any practices in connection with securities or commodities, or (h) has used or been known by any other name.

3.24 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and directors and officers insurance in amounts customary for companies similarly situated.

3.25 Regulatory Compliance. As to each of the products of the Company, including, without limitation, products or compounds currently under research and/or development by the Company or its Subsidiary, subject to the jurisdiction of the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed, studied and/or marketed in

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

compliance in all material respects with all applicable requirements under the FDCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA or any other federal, state or foreign governmental entity (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (ii) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor to the Company’s knowledge, any officer, employee or agent of the Company has, with respect to a Life Science Product, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar functions or (ii) failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

4. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law and regulations to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable laws.

4.2 Investment Representations. Such Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in the Agreement. Such Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Such Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

(b) Acquisition for Own Account. Such Purchaser is acquiring the Shares and the Conversion Shares for such Purchaser’s own account for investment only, and not with a view towards their distribution.

(c) Purchaser Can Protect Its Interest. Such Purchaser represents that by reason of its, or of its management’s, business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information. Such Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Such Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) Rule 144. Such Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g) Residence. The office or offices of such Purchaser in which its investment decision was made is located at the address of such Purchaser set forth on the signature page hereto.

4.3 Transfer Restrictions. Such Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

5. Conditions to Closing.

5.1 Conditions to the Purchasers’ Obligations at the Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the satisfaction, at or prior to the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Initial Closing Date, of the following conditions, the waiver of which shall not be effective against any Purchaser who does not consent in writing thereto:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects as of the Initial Closing Date, with the same force and effect as if they had been made as of the Initial Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Initial Closing.

(b) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements, except for such as may be properly obtained subsequent to the Initial Closing.

(c) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Initial Closing Date.

(d) Compliance Certificate. The Company shall have delivered to each Purchaser a Compliance Certificate, executed by the President of the Company dated the Initial Closing Date, to the effect that the conditions specified in subsections (a), (b) and (c) of this Section 5.1 have been satisfied and that there has been no material adverse change in the business, operations, properties or assets of the Company since the Statement Date.

(e) Secretary’s Certificate. Each Purchaser shall have received from the Company’s Secretary or Assistant Secretary, a certificate having attached thereto (i) the Company’s Certificate of Incorporation as in effect at the time of the Initial Closing, (ii) the Company’s Bylaws as in effect at the time of the Initial Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Charter, and (v) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Delaware, California and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Initial Closing.

(f) Investor Rights Agreement. The Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties thereto other than each Purchaser.

(g) Co-Sale Agreement. The Co-Sale Agreement substantially in the form attached hereto as Exhibit D shall have been executed and delivered by the parties thereto other than each Purchaser.

(h) Voting Agreement. The Voting Agreement substantially in the form attached hereto as Exhibit E shall have been executed and delivered by the parties thereto other than each Purchaser.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) Legal Opinion. Each Purchaser shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Initial Closing Date, in substantially the form attached hereto as Exhibit F.

(j) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to each Purchaser and its special counsel, as applicable, and each Purchaser and its special counsel, as applicable, shall have received all such counterpart originals or copies of such documents as they may reasonably request.

(k) Performance of Obligations. The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Initial Closing.

5.2 Conditions to the Company’s Obligations at the Closing. The Company’s obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Section 4 made by each Purchaser shall be true and correct in all material respects as of the Closing, with the same force and effect as if they had been made on and as of that date.

(b) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements, except for such as may be properly obtained subsequent to the Closing.

(c) Performance of Obligations. The Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchasers on or before the Closing.

(d) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware.

(e) Investor Rights Agreement. The Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties thereto other than the Company.

(f) Co-Sale Agreement. The Co-Sale Agreement substantially in the form attached hereto as Exhibit D shall have been executed and delivered by the parties thereto other than the Company.

(g) Voting Agreement. The Voting Agreement substantially in the form attached hereto as Exhibit E shall have been executed and delivered by the parties thereto other than the Company.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

6.2 Survival. The representations, warranties and agreements made herein shall survive the closing of the transactions contemplated hereby, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

6.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of a Purchaser to purchase Shares shall not be assignable without the consent of the Company; provided, further, however, the rights under this Agreement may be assignable to any entity affiliated by common control (or other related entity) of a Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns and rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

6.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.6 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and holders of at least sixty percent (60%) of the Common Stock issuable or issued upon the conversion of the Shares.

6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Charter, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser’s part of any breach, default or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

noncompliance under this Agreement, the Related Agreements or under the Restated Charter or any waiver on such party’s part of any provisions or conditions of the Agreement, the Related Agreements, or the Restated Charter must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Restated Charter, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective addresses of the parties as set forth on the signature page hereof or at such other address as the Company or the Purchasers may designate by ten (10) days advance written notice to the other party hereto.

6.9 Expenses. The Company and each Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, that at the Initial Closing, the Company shall pay the reasonable and documented fees and expenses, not to exceed $30,000 in the aggregate, of one counsel to the Purchasers, in connection with the transactions contemplated by this Agreement.

6.10 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.12 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

6.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

6.15 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

(Signature Page Follows)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Series F Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

CODEXIS, INC.

By:
Name:	Alan Shaw
Title:	President

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PURCHASERS:

EQUILON ENTERPRISES LLC DBA SHELL OIL PRODUCTS US

By:
Name:	Richard M. Oblath
Title:	Attorney in Fact

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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